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                                                          Exhibit 18


August 8, 1995

Anacomp, Inc.


Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of June 30, 1995 the Company changed from measuring goodwill impairment of its magnetics products and micrographics business based on undiscounted operating income over the remaining goodwill amortization period to measuring goodwill impairment based on the fair value of the related business unit. According to the management of the Company, this change was made as management believes that measuring the impairment of goodwill using a fair value approach is a more appropriate method due to Anacomp's highly leveraged financial position and the events discussed in
Note 5 to the Condensed Consolidated Financial Statements for the three and nine months ended June 30, 1995.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgement and business planning of your management.

We have not audited the financial statements of the Company for any period subsequent to September 30, 1994; therefore, we do not express any opinion with respect to your financial statements for the three and nine months ended June 30, 1995.

Very truly yours,



ARTHUR ANDERSEN LLP